                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                         SUPERIOR NATIONAL INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and O-11.
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     (2) Aggregate number of securities to which transaction applies:
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         pursuant to Exchange Act Rule O-11:*
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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*   Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 1999

TO THE STOCKHOLDERS OF SUPERIOR NATIONAL INSURANCE GROUP, INC:

    The 1999 Annual Meeting of Stockholders of Superior National Insurance Group, Inc., a Delaware corporation ("Superior National"), will be held at 10:00 a.m., Pacific Time, on Thursday, June 17, 1999 at our principal executive offices at 26601 Agoura Road, Calabasas, California 91302, for the following purposes:

    1. To elect eleven directors of Superior National, each to serve during the ensuing year and until their successors are elected and qualified;

    2. To ratify the appointment of KPMG LLP as Superior National's independent auditors for the fiscal year ending December 31, 1999; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement. Only the stockholders of record at the close of business on May 19, 1999 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

    A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 1998 is being mailed with this Notice, but is not to be considered part of the proxy solicitation.

                                          By Order of the Board of Directors

                                          ROBERT E. NAGLE
                                          SECRETARY

May 20, 1999

Calabasas, California

    YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR, IF YOUR SHARES ARE HELD IN YOUR BROKER'S NAME, TO VOTE PROMPTLY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. PROXIES ARE REVOCABLE AT ANY TIME AND THE EXECUTION OF YOUR PROXY OR YOUR VOTE BY TELEPHONE WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                            ------------------------

    REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS OR OUR ANNUAL REPORT TO STOCKHOLDERS SHOULD BE ADDRESSED TO ROBERT E. NAGLE, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AT THE PRINCIPAL EXECUTIVE OFFICES OF SUPERIOR NATIONAL, 26601 AGOURA ROAD, CALABASAS, CALIFORNIA 91302.

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                               26601 AGOURA ROAD
                          CALABASAS, CALIFORNIA 91302

                            ------------------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 1999
                            ------------------------

                              GENERAL INFORMATION

    This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Superior National Insurance Group, Inc., a Delaware corporation ("Superior National"), for use at our 1999 Annual Meeting of Stockholders to be held on Thursday, June 17, 1999 at 10:00 a.m., Pacific Time, at our principal executive offices at 26601 Agoura Road, Calabasas, California 91302, and any adjournment or postponement of that meeting. This Proxy Statement and the form of proxy to be used at the Annual Meeting were mailed or delivered to our stockholders on or about May 20, 1999.

MATTERS TO BE CONSIDERED

    The Annual Meeting has been called:

    1. To elect eleven directors of Superior National, each to serve during the year to come and until their successors are elected and qualified;

    2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 1999; and

    3. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of that meeting.

RECORD DATE AND VOTING

    Our directors have fixed the close of business on May 19, 1999 as the record date for the determination of stockholders entitled to vote at our Annual Meeting and any adjournment or postponement of that meeting. Only holders of record of our common stock on the record date are entitled to receive notice of and to vote at our Annual Meeting and any adjournment or postponement of that meeting. On the record date, 17,936,291 shares of our common stock were outstanding.

QUORUM AND VOTING REQUIREMENTS

    The holders of record of a majority of the outstanding shares of our common stock will constitute a quorum for the transaction of business at our Annual Meeting. As to all matters, except the election of directors, each stockholder is entitled to one vote for each share of our common stock held. Superior National Insurance Company ("SNIC"), a subsidiary of ours, currently holds 245,000 shares of our common stock for investment purposes. Under Delaware law, common stock of ours held by SNIC will not be voted at the Annual Meeting nor counted as outstanding for purposes of determining whether there is a quorum.

    Upon the request of any person entitled to vote, all holders of common stock voting in the election of directors may cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares you hold, or distribute your votes on the same principle among as many candidates as you may select, provided that, for purposes of the Annual Meeting, votes cannot be cast for more than eleven candidates. However, no stockholder shall be entitled to cumulate votes for any candidate unless, under the terms of our Bylaws, the candidate's name has been placed in nomination prior to the voting.

    All proxies that are properly completed, signed, and returned prior to the Annual Meeting will be voted. If you specify how your proxy is to be voted on any of the proposals where a choice is provided, the proxy will be voted as you have specified. If you do not specify how you wish to vote on any of the proposals, the proxy will be voted in accordance with the recommendations of the Board of Directors. Any proxy you give may be revoked at any time before it is exercised by filing with our Secretary a written notice revoking it, by a properly signed proxy bearing a later date, or by your attending the Annual Meeting and stating that you wish to vote your shares in person.

 YOU ARE URGED TO COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY FORM.

VOTE REQUIRED

    For "Proposal No. 1--Election of Directors," the eleven nominees who receive the greatest number of votes cast shall become directors. Stockholders may cumulate their votes for one or more candidates as described in this Proxy Statement. Abstentions will have no effect.

    Approval of "Proposal No. 2--Ratification of the Appointment of KPMG LLP as Independent Auditors" requires the affirmative vote of the holders of a majority of the shares of common stock represented and voting at a meeting at which a quorum is present. The number of shares voted in favor of Proposal No. 2 amount to a majority of the required quorum. Abstentions will have no effect.

EFFECT OF BROKER NON-VOTES

    "Broker Non-Votes" occur when a broker holding shares of common stock in street name withholds its vote on certain "non-routine" matters because the broker has not received instructions from the beneficial owner of those shares and does not have discretionary authority to vote on non-routine matters without specific instructions. "Proposal No. 1--Election of Directors," and "Proposal No. 2--Ratification of the Appointment of KPMG LLP as Independent Auditors" are "routine" matters upon which brokers holding shares in street name can cast votes with or without specific instructions from the beneficial holders of those shares. Shares held by brokers thus will be counted for purposes of electing the directors under Proposal No. 1 and determining whether Proposal No. 2 has been approved.

AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of these reports, proxy statements, and other information can be inspected and copied at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the SEC at its regional offices located at 500 West Madison Street, Suite 1450, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material can be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. All of the reports, proxy statements and other information that we have filed with the SEC is also available for inspection at the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements, and other information concerning Superior National that we have filed electronically with the SEC.

OTHER INFORMATION

    Our common stock is listed for trading under the symbol "SNTL" on the Nasdaq National Market. On May 14, 1999 the last reported trading price for a share of our common stock on Nasdaq was $20.75.

    A member of KPMG LLP, our independent auditors, is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

    Our principal executive offices are located at 26601 Agoura Road, Calabasas, California 91302, and our telephone number is (818) 880-1600.

                  THIS PROXY STATEMENT IS DATED MAY 20, 1999.

    A COPY OF OUR 1998 ANNUAL REPORT TO STOCKHOLDERS IS BEING MAILED TO EACH STOCKHOLDER OF RECORD TOGETHER WITH THIS PROXY STATEMENT. THE ANNUAL REPORT CONTAINS INFORMATION CONCERNING US AND OUR OPERATIONS. A COPY OF THE ANNUAL REPORT WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING
TO: ROBERT E. NAGLE, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AT THE PRINCIPAL EXECUTIVE OFFICES OF SUPERIOR NATIONAL, 26601 AGOURA ROAD, CALABASAS, CALIFORNIA 91302. THE ANNUAL REPORT IS NOT A PART OF OUR SOLICITING MATERIAL.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Eleven directors are to be elected at our Annual Meeting to serve until the next annual meeting of our stockholders and until their respective successors have been elected and qualified. In the event that any nominee for election as director becomes unavailable to serve, it is intended that votes will be cast, in accordance with the enclosed proxy, for the substitute nominee selected by our Board. We are not aware of any person that we have named as a nominee that will be unavailable to serve as a director.

                                   DIRECTORS

INFORMATION CONCERNING INCUMBENT NOMINEES TO BOARD OF DIRECTORS

    Information is set forth below concerning our incumbent nominee directors and the year in which each was first elected as a director.

                                                                                                                  DIRECTOR
DIRECTORS                                             AGE                          POSITION                         SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------
C. Len Pecchenino(1)                                      71   Director, Chairman of the Board                         1988
Steven D. Germain(2)                                      45   Director                                                1995
Steven B. Gruber(3)                                       41   Director                                                1997
Thomas J. Jamieson(1)(3)                                  56   Director                                                1985
Gordon E. Noble(2)                                        71   Director                                                1990
Craig F. Schwarberg(1)(3)                                 43   Director                                                1992
Robert A. Spass                                           43   Director                                                1992
Bradley E. Cooper(2)(3)                                   32   Director                                                1992
William L. Gentz                                          58   President, Chief Executive Officer and Director         1994
J. Chris Seaman(3)                                        44   Executive Vice President, Chief Financial               1993
                                                               Officer and Director
Roger W. Gilbert(1)                                       67   Director                                                1997

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Investment Committee.

    No arrangement or understanding exists between any director and any other person under which a director was or is to be selected as a director or nominee to be a director, except that Insurance Partners, L.P. ("IP Delaware") and Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda") nominated Steven B. Gruber to the Board of Directors in April 1997, under the terms of the Stock Purchase Agreement entered into when IP Delaware, IP Bermuda and others purchased our common stock in connection with our acquisition of Pac Rim Holding Corporation. Under the Stock Purchase Agreement entered into when IP Delaware, IP Bermuda, and Capital Z Financial Services Fund II, L.P. ("IP II") purchased our common stock in December 1998 in connection with our acquisition of Business Insurance Group, Inc. ("BIG"), IP Delaware, IP Bermuda, IP II and other parties related to them agreed that they would not elect more than five directors to our eleven-member Board.

    C. LEN PECCHENINO became a director of Superior National in May 1988 and was elected as our Chairman in June 1994. He served as our Chief Executive Officer from September 1991 to February 1992 and as our President and Chief Executive Officer from February 1994 to May 1994. He also served as our Chairman from September 1991 to August 1992. Until he retired in 1986, Mr. Pecchenino held various executive officer positions, including President and Chief Operating Officer, with IC Industries, Inc. and Pneumo Corporation.

    STEVEN D. GERMAIN was elected to the Board of Directors in April 1995. Since 1994, he has served as General Counsel of Zurich Centre Group, LLC, a company that provides management services to certain member companies within the group of companies controlled by Centre Reinsurance Holdings Limited, an affiliate of Zurich Centre Group Holdings Limited. At present, he is also a director and officer of Centre Insurance Company ("CIC") and ZC Specialty Insurance Company. From June 1988 through November 1998, Mr. Germain was a director of and held various senior officer positions, including Senior Vice President, General Counsel and Secretary, with Centre Reinsurance Limited, CentreLine Reinsurance Limited, and Centre Solutions (Bermuda) Limited. Mr. Germain is also a director of Home Holdings, Inc.

    STEVEN B. GRUBER became a director of Superior National in April 1997. From November 1998 to present he has served as a Managing Partner of Oak Hill Capital Management, Inc., investment advisor to Oak Hill Capital Partners, L.P. He was a founder of, and since February 1994, has served as a Managing Partner of, Insurance Partners Advisors, L.P. ("IPA"). Since May 1990, Mr. Gruber has served as a Managing Director of Oak Hill Partners, Inc. and since October 1992, has served as a Vice President of Keystone, Inc. From 1981 to April 1990 he was associated with Lehman Brothers Inc., most recently as Managing Director and Co-Head of high-yield securities. From 1994 to 1997, he served as a director of Unionamerica Holdings plc. From 1990 to 1996, he served as a director of National Reinsurance Holding, Corp. He is also a director of Reliant Building Products, Inc. and Grove Worldwide L.L.C.

    THOMAS J. JAMIESON has been a director of Superior National since December 1985. Since 1971, he has served as President of Jaco Oil Company, and since 1993, he has been a director of Berry Oil Co.

    GORDON E. NOBLE became a director of Superior National in October 1990. Since July 1990, he has been Chairman and Chief Executive Officer of Commodore Insurance Services. Previously he served as Executive Vice President and as a director and member of the Executive Committee of Sedgwick James, an international insurance brokerage and risk management firm.

    CRAIG F. SCHWARBERG was appointed to the Board of Directors in March 1992. From 1991 to 1997, Mr. Schwarberg worked for IIA, serving as a Managing Director through February 1994. From 1994 to April 30 1996, Mr. Schwarberg was a director and Chairman of the Board of NACOLAH Holding Corporation. Prior to 1991, he held various positions at Lehman Brothers Inc., most recently as Senior Vice President.

    ROBERT A. SPASS was appointed to the Board of Directors in March 1992. From 1998 to present, Mr. Spass has served as Deputy Chairman of the Board of Capital Z Management, Inc. and Capital Z Partners, Ltd., and has served as Managing Partner of IPA since 1994. Mr. Spass served as President and Chief Executive Officer of International Insurance Advisors, Inc. from 1990 to 1994. Prior to 1990, Mr. Spass held various positions at Salomon Brothers, Inc, most recently as a Director. Mr. Spass is a director of Highlands Insurance Group, MMI Companies and Ceres Group, Inc. In addition, he served as director of NACOLAH Holding Corporation until March 1996 and of National Re Corporation until October 1996.

    BRADLEY E. COOPER became a director of Superior National in May 1992. From 1998 to present, Mr. Cooper has served as Senior Vice President of Capital Z Management, Inc. and Capital Z Partners, Ltd., and has served as a partner of IPA since 1994. Mr. Cooper served as Vice President of International Insurance Advisors, Inc. from 1990 to 1994. Prior to 1990, Mr. Cooper was an analyst with

Salomon Brothers, Inc. Mr. Cooper is a director of Highlands Insurance Group, Inc. and Ceres Group, Inc.

    WILLIAM L. GENTZ became a director of Superior National in June 1994. Mr. Gentz has held the position of President and Chief Executive Officer since June 1994. Mr. Gentz joined us after seventeen years at Zenith Insurance Company, where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. He began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.

    J. CHRIS SEAMAN became a director of Superior National in March 1993. Mr. Seaman has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991. Prior to joining us, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions, which he joined after spending ten years with Ernst & Whinney. Mr. Seaman previously held staff positions at Industrial Indemnity Insurance Company and management positions at Allianz of America Corporation.

    ROGER W. GILBERT became a director of Superior National in April 1997. From May 1988 until he retired in June 1993, Mr. Gilbert served simultaneously as the Chief Executive Officer and Chairman of the Board of TIC Indemnity Co., the Chief Executive Officer of TMIC Insurance Co. Inc., and a California Special Deputy Insurance Commissioner, a position to which he was appointed by the California Insurance Commissioner. Prior to 1988, Mr. Gilbert served as Senior Vice President and director of Great American Insurance Companies, and as President of Great America West Inc.

COMMITTEES

    The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, and the Investment Committee.

    The Audit Committee recommends to the Board of Directors the engagement or discharge of our independent auditors; reviews with the independent auditors the scope, timing and plan for the annual audit, any non-audit services, and the fees for audit and other services; reviews outstanding accounting and auditing issues with the independent auditors; and supervises or conducts any additional projects that may be relevant to its duties. The Audit Committee is also responsible for reviewing and making recommendations to our Board of Directors regarding our financial condition, financial controls, and accounting practices and procedures. The Audit Committee, which presently consists of Messrs. Pecchenino, Jamieson, Schwarberg, and Gilbert, held three meetings during 1998. Mr. Gilbert was elected to the Audit Committee in November 1998.

    The Compensation Committee reviews and approves our executive compensation policies and bonus distributions to officers and key employees. The Compensation Committee, which during 1998 held four meetings, consists of Messrs. Noble, Cooper, and Germain.

    The Investment Committee reviews the investment practices of our primary insurance subsidiaries and oversees the relationship between these subsidiaries and their investment manager. The Investment Committee, which presently consists of Messrs. Jamieson, Cooper, Seaman, Schwarberg, and Gruber, held three meetings during 1998. Mr. Gruber was elected to the Investment Committee in November 1998.

MEETINGS AND REMUNERATION

    During 1998, the Board of Directors held 16 meetings and took various actions by unanimous written consent. Each incumbent director attended at least 75% of (1) the total number of meetings held by the Board of Directors during 1998 and (2) the total number of meetings held by all Committees of the Board of Directors on which he served during that period, other than Bradley E. Cooper and J. Chris Seaman, each of whom attended 66 2/3% of his respective Committee meetings.

    Each director is elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Each incumbent director who is not an officer of Superior National is paid a fee of $4,000 for each regularly scheduled Board meeting attended and $500 for each regularly scheduled committee meeting attended. The Board of Directors regularly meets once each quarter. All directors are reimbursed for their out-of-pocket expenses in serving on the Board and any committee.

    C. Len Pecchenino, the Chairman of the Board, is paid $50,000 per year so long as he remains Chairman of the Board and serves on the Audit Committee. This amount is in addition to the fees he normally receives for attendance at regularly scheduled Board and committee meetings.

    Messrs. Spass, Cooper, Gruber, and Germain hold management positions with several entities that either engaged in transactions with us or are affiliated with entities that engaged in transactions with us during 1998. These transactions are described in "Certain Relationships and Related Transactions." Additionally, Mr. Gentz and Mr. Seaman purchased common stock from us in connection with the rights offering we completed in December 1998 to help finance our acquisition of BIG. As employees of Superior National, they were able to borrow from us the funds they used to purchase this common stock, as further described in "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors establishes the general compensation policies of Superior National, establishes the compensation plans, establishes the specific compensation of Mr. William Gentz, our Chief Executive Officer, reviews the Chief Executive Officer's recommendations as to the specific compensation levels for the other executive officers, and administers our stock incentive plans.

  COMPENSATION POLICY AND PROGRAMS

    The Compensation Committee's responsibility is to provide a strong and direct link among stockholder values, company performance, and executive compensation through its oversight of the design and implementation of a sound compensation program that will attract and retain highly qualified personnel. Compensation programs are intended to complement our short- and long-term business objectives and to focus executive efforts on the fulfillment of these objectives.

    The Compensation Committee, consistent with its standing policy, has conducted a full review of our executive compensation program and will repeat this review as it deems necessary. Advisors with expertise in executive compensation matters are consulted regularly by the Compensation Committee. It is the Compensation Committee's practice to establish target levels of compensation for senior officers consistent with that of companies comparable in size and complexity to Superior National, as well as companies that are direct business competitors of ours. After considerable review of extensive data relating to compensation paid by such groups of companies, actual compensation of our executive officers is subject to increase or decrease by the Compensation Committee from targeted levels according to our overall performance and the individual's efforts and contributions. In 1998, as in previous years, a significant portion of executive compensation is directly related to our financial performance and is therefore at risk. Total compensation for our senior management is composed of base salary, near-term incentive compensation in the form of bonuses, and long-term incentive compensation in the form of options and, to a lesser extent, restricted stock grants. The Compensation Committee retains the discretion to adjust the formula for certain items of compensation so long as total compensation reflects overall corporate performance and individual achievement.

  BASE SALARY

    In establishing base salary levels for senior officer positions, the Compensation Committee and Mr. Gentz consider levels of compensation at other similarly situated companies and at direct competitors, levels of responsibility and internal issues of consistency and fairness. In determining the base salary of a particular executive, the Compensation Committee and Mr. Gentz consider individual performance, including the accomplishment of short- and long-term objectives, and various subjective criteria including initiative, contribution to overall corporate performance, and leadership ability.

    In the fiscal year ended December 31, 1995, the annual base salary of Mr. Gentz began at $275,000 and increased to $287,500 in September, a level determined to be appropriate by the Compensation Committee based on comparable chief executive salaries of a peer group of companies and of direct competitors, our overall performance and profitability in the relevant fiscal year, and Mr. Gentz's efforts and contributions to Superior National. Mr. Gentz's annual base salary of $287,500 did not increase in the fiscal years ended December 31, 1996, 1997 and 1998. However, effective January 1, 1999, Mr. Gentz's annual base salary was raised to $325,000, a level determined to be appropriate by the Compensation Committee based on a review of executive compensation commissioned by the Compensation Committee as a result of Superior National's acquisition of BIG.

  BONUSES

    Our executive officers are eligible for annual bonuses based upon recommendations made by Mr. Gentz (as to the other executive officers) and the Compensation Committee (as to Mr. Gentz) as to individual performance and our achievement of certain operating results. Our practice is to determine bonuses for the prior fiscal year during the first quarter of the following year.

    Amounts of individual awards are based principally upon the results of our financial performance during the relevant fiscal year. The awards for senior officers are within guidelines established by the Compensation Committee and Mr. Gentz as a result of their review of total compensation for senior management of peer companies and competitors. The actual amount awarded within these guidelines is determined principally by the Compensation Committee and Mr. Gentz. Consideration is given to factors such as the individual's contribution to our overall financial performance, the individual's successful completion of a special project, any significant increase or decrease in the level of the individual's executive responsibility, and the Compensation Committee's and Mr. Gentz's evaluation of the individual's overall efforts and ability to discharge the responsibilities of his position. In 1998, it was determined that no bonuses would be paid for fiscal 1997 because the financial performance of Superior National was such that consideration of the other factors was not warranted. In 1999, bonuses were paid with respect to fiscal 1998 performance to all of our executive officers named in the Summary Compensation Table and to 9 executive officers in total.

    In determining Mr. Gentz's bonus, the Compensation Committee gives particular consideration to the following factors: (1) Superior National's underwriting results; (2) Superior National's return on average equity during the fiscal year; (3) the positive earnings growth of Superior National during the fiscal year; (4) performance of our common stock during the fiscal year; (5) the success of Superior National in implementing acquisitions and divestitures; and (6) the efforts and contributions made by Mr. Gentz in discharging his responsibilities as Chief Executive Officer. After considering the foregoing factors with respect to fiscal 1998 performance, the Compensation Committee determined that it would be appropriate to pay a bonus of $210,000 to Mr. Gentz for fiscal 1998.

  STOCK INCENTIVES

    We currently have in place the 1986 Non-Statutory Stock Option and 1986 Non-Statutory Stock Purchase Plan (the "1986 Plan") and the 1995 Stock Incentive Plan ("1995 Plan"). We ceased issuing options under the 1986 Plan in April 1995. The purpose of the 1995 Plan is to provide incentives and reward the contributions of employees, officers, and consultants for the achievement of long-term company performance, as measured by earnings per share and the market value of our common stock. The Compensation Committee sets guidelines for the number and terms of option or restricted stock awards based on factors similar to those considered for the other components of our compensation program, including comparison with the practices of peer group companies and direct competitors. In the event of unsatisfactory corporate performance, the Compensation Committee may decide not to award options or restricted stock in any given fiscal year, although exceptions to this policy may be made for individuals who have assumed substantially greater responsibilities and other similar factors. The awards under the 1995 Plan are designed to align the interests of employees with those of the stockholders. Generally, options become exercisable in cumulative installments over a period of five years, but the individual forfeits any installment that has not vested during the period of his or her service to Superior National. Restricted stock grants generally vest in equal installments over nine years with unvested shares subject to repurchase by Superior National at no gain to the participant upon the termination of his or her employment.

    In February 1999, the Compensation Committee approved under the 1995 Plan a set of option grants and a set of restricted stock grants to a number of officers then employed based on Superior National's performance during fiscal 1998.

    The Compensation Committee has reviewed Superior National's executive compensation policies and plans in light of the provisions of the Omnibus Budget Reconciliation Act of 1993 and the rules promulgated under that statute. This legislation amended Section 162 of the Code by limiting to $1 million the deductibility of compensation paid to certain executives. Rulemaking has clarified the impact of the 1993 act on equity incentive plans. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, Superior National's ability to obtain a corporate tax deduction for compensation paid to executive officers of Superior National to the extent consistent with the best interests of Superior National and its stockholders.

                                                               Bradley E. Cooper

                                                               Steven D. Germain

                                                                 Gordon E. Noble

                                           Members of the Compensation Committee

COMPANY PERFORMANCE

    The graph below compares the cumulative total stockholder return of Superior National with the cumulative total return on the Nasdaq National Market Composite Index and the Nasdaq Insurance Index for the period from June 30, 1995 (the date on which our registration statement under Section 12 of the Exchange Act became effective) through December 31, 1998:

                     COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SNTL     NASDAQ INSURANCE INDEX   NASDAQ NATIONAL MARKET COMPOSITE INDEX
6/30/95      $100.00                  $100.00                                  $100.00
12/31/95     $113.89                  $122.72                                  $112.72
12/31/96     $283.33                  $139.12                                  $138.97
12/31/97     $322.22                  $170.69                                  $170.08
12/31/98     $445.83                  $170.58                                  $238.52

Superior National Common Stock (SNTL)..............................................  $  445.83
Nasdaq Insurance Index.............................................................  $  170.58
Nasdaq National Market Composite Index.............................................  $  238.52

    Assumes that $100 was invested on June 30, 1995 (the date on which our registration statement under Section 12 of the Exchange Act became effective) in each of Superior National's common stock, the Nasdaq National Market Composite Index, and the Nasdaq Insurance Index, and that all dividends were reinvested.

LEGAL PROCEEDINGS

    We are parties to various legal proceedings, all of which are considered routine and incidental to our business and not material to the financial condition and operation of our business. We are not party to any litigation that could reasonably be expected to have a material adverse effect upon our business or financial position.

    We are subject to class action litigation that was filed against all workers' compensation insurers in California, related principally to claims paying practices. We are vigorously contesting this litigation. Although we believe there is a low likelihood of a material adverse result in this matter, no particular outcome can be assured. If a trial were held, it is possible that the class plaintiffs could win a substantial award.

                               EXECUTIVE OFFICERS

    Set forth in the table below are the names, ages and current offices held by our executive officers.

                                                                                                                EXECUTIVE
                                                                                                                 OFFICER
NAME                                                 AGE                         POSITION                         SINCE
-----------------------------------------------      ---      -----------------------------------------------  -----------
William L. Gentz...............................          58   President and Chief Executive Officer                  1994
J. Chris Seaman................................          44   Executive Vice President and Chief Financial           1991
                                                              Officer
Arnold J. Senter...............................          57   Executive Vice President and Chief Operating           1997
                                                              Officer
Robert E. Nagle................................          50   Senior Vice President, General Counsel and             1996
                                                              Secretary
Thomas I. Boggs, Jr............................          52   Senior Vice President--Underwriting                    1995
Edward C. Shoop................................          55   Senior Vice President and Chief Actuary                1997
Theresa A. Sealy...............................          50   Senior Vice President--California Operations           1998
Doris K.T. Lai.................................          43   Vice President--Finance and Treasurer                  1998
Stephen J. Weiss...............................          51   Senior Vice President--National Field                  1999
                                                              Operations
Ronald J. Tonani...............................          57   Senior Vice President--Marketing                       1997

    Our Board of Directors elects the executive officers, who serve at the Board's discretion. No arrangement exists between any executive officer and any other person under which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any director or to any other executive officer.

    WILLIAM L. GENTZ has held the positions of President and Chief Executive Officer since mid-1994, and has served as a director of Superior National since June 1994. Mr. Gentz joined us after seventeen years at Zenith Insurance Company, where he was responsible for marketing, underwriting, loss control, and field operations for Zenith's workers' compensation operations. He began his insurance career in 1958, and from 1958 to 1968 worked in the marketing and underwriting departments of a variety of insurance companies in the mid-west and California.

    J. CHRIS SEAMAN has held the positions of Executive Vice President since February 1995 and Chief Financial Officer since July 1991, and has served as a director of Superior National since March 1993. Prior to joining us, Mr. Seaman was the Chief Financial Officer of a private company engaged in insurance company acquisitions, which he joined after spending ten years with Ernst & Whinney. He previously held staff positions at Industrial Indemnity Insurance Company and management positions at Allianz of America Corporation.

    ARNOLD J. SENTER has held the positions of Executive Vice President and Chief Operating Officer since February 1997. Prior to joining us, Mr. Senter most recently served as Senior Vice President, Southwest and Southeast Operations at Zenith National Insurance Company, and had previously held various operational positions in nearly every functional area for Zenith since 1981. Mr. Senter has 30 years experience with both regional and national carriers.

    THOMAS I. BOGGS, JR. was appointed Senior Vice President--Underwriting on March 1995. From October 1993 to March 1995, he served as Assistant Vice President of Fremont Compensation Insurance Company and from October 1991 to October 1993, served as Business Development Executive for the Southern California Commercial Insurance Center for Fireman's Fund Insurance Company. Prior to October 1991, Mr. Boggs held various underwriting and marketing positions at Cypress Insurance Company, Industrial Indemnity Company, and Safeco.

    ROBERT E. NAGLE has held the positions of Senior Vice President, General Counsel, and Secretary since January 1996. From 1986 until he joined us, Mr. Nagle was corporate counsel and senior corporate counsel for Farmers Group, Inc.

    EDWARD C. SHOOP was appointed Senior Vice President and Chief Actuary in October 1997. From April 1995 to August 1997 he served as Senior Vice President and Actuary with Zenith Insurance Company, and from March 1994 to April 1995 served as Vice President and Actuary with Great States Insurance Company. Prior to that, Mr. Shoop was Vice President and Actuary with the Workers' Compensation Insurance Rating Bureau of Massachusetts from November 1991 to March 1994. Mr. Shoop's 31 years of actuarial experience also includes working for Fireman's Fund Insurance Company and Royal Insurance Company of Canada, as a Vice President, and for Aetna Life and Casualty Company.

    THERESA A. SEALY was appointed Senior Vice President--California Operations in July 1998. From November 1997 to June 1998 she served as a Vice President of Superior National. From June 1997 until she joined us, she served as regional manager for California Compensation Insurance Company and, prior to that, served as a Senior Vice President of Allianz Insurance Company since February 1992.

    DORIS K.T. LAI has held the position of Vice President--Finance and Treasurer since August 1998. From November 1997 until she joined us, Ms. Lai was employed by Zenith National Insurance Company as director of financial services. From October 1996 to November 1997 she served as Vice President and controller with Fremont Financial Corporation and from May 1994 to October 1996 she served as a controller with Superior National. Prior to that, Ms. Lai served as SEC Reporting Manager with TIG Holdings, Inc. from April 1991 to April 1994.

    STEPHEN J. WEISS was appointed Senior Vice President--National Field Operations in December 1998. From May 1997 to December 1998, he was Vice President--Field Operations at BIG. Prior to that, Mr. Weiss served from January 1993 to May 1996 as resident Vice President of Royal Insurance, plc. He has 29 years experience in insurance management and marketing.

    RONALD J. TONANI has held the position of Senior Vice President--Marketing since April 1997. From 1987 to April 1997, Mr. Tonani held the position of Senior Vice President--Sales with Pacific Rim Assurance Company. Prior to that, he held various positions with Fairmont Insurance, Insurance Company of the West, Pacific Compensation Insurance Company and Employee Benefits Insurance Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our insiders, who are our directors, executive officers, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file.

    Based solely on our review of the copies of the forms we have received, or written representations from our insiders that no Forms 5 were required to be filed by those persons, we believe that our insiders complied with Section 16(a) filing requirements for fiscal 1998, with the exception of Gordon E. Noble, a director, who filed a late Form 5 to report several gifts of common stock.

EXECUTIVE COMPENSATION

    The following table provides information concerning the compensation we paid for services in all capacities to Superior National for the fiscal years ended December 31, 1998, 1997, and 1996 to those persons who were, at December 31, 1998, (1) the chief executive officer and (2) the other four most highly compensated officers of Superior National.

                              SUMMARY COMPENSATION

                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                                                                      AWARDS
                                              ANNUAL COMPENSATION            ------------------------  PAYOUTS
                                     --------------------------------------  RESTRICTED    SECURITIES  --------
                                                                ALL OTHER       STOCK      UNDERLYING    LTIP     ALL OTHER
                                            SALARY    BONUS    COMPENSATION    AWARDS       OPTIONS    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR   ($)(1)    ($)(2)       ($)         ($)(3)       SARS(#)      ($)        ($)(4)
-----------------------------------  ----  --------  --------  ------------  -----------   ----------  --------  ------------
William L. Gentz...................  1998  $326,615  $210,000        --      $     --(5)         --         --   $   2,400
  President and Chief Executive      1997   298,300        --        --       121,250        18,800         --       2,250
  Officer                            1996   298,300   278,500        --        46,874        17,875         --       2,250

J. Chris Seaman....................  1998   241,997   175,000        --            --            --         --       2,400
  Executive Vice President and       1997   231,616        --        --       109,125        17,500         --       2,250
  Chief Financial Officer            1996   235,298   128,500        --        36,223(6)     13,813         --       2,250

Arnold J. Senter(7)................  1998   235,128   175,000        --            --        27,500         --       2,400
  Executive Vice President and       1997   229,335        --        --            --        25,000         --       2,250
  Chief Operating Officer            1996        --        --        --            --            --         --          --

Thomas I. Boggs, Jr................  1998   176,731    30,000        --            --(8)      3,000         --       2,400
  Senior Vice                        1997   164,261        --        --        30,313         4,643         --       2,250
  President--Underwriting..........  1996   155,800    32,000        --        21,306         8,125         --       2,163

Robert E. Nagle....................  1998   153,492    30,000        --            --(9)      5,000         --       2,400
  Senior Vice President, General     1997   144,133        --        --        18,188         2,786         --       2,250
  Counsel and Secretary              1996   138,165    20,000        --            --         4,650         --       1,913

------------------------------

(1) The amounts in this column include salary and other cash compensation paid in that year, other than amounts listed in the column entitled "Bonus."

(2) Bonus amounts represent cash payments and are presented in the year to which they apply, although payment typically is made in April of the following year. No bonus payments were made for fiscal year 1997.

(3) Represents the fair market value of the underlying shares on the date of grant. All restricted stock grants vest in nine equal annual increments following the date of grant.

(4) Represents contributions we made on behalf of the employee under our 401(k) plan.

(5) As of December 31, 1998, Mr. Gentz held an aggregate of 29,950 shares of restricted stock valued at $600,887, based upon the $20.063 per share fair market value of the common stock on that date.

(6) As of December 31, 1998, Mr. Seaman held an aggregate of 24,163 shares of restricted stock valued at $484,782, based upon the $20.063 per share fair market value of the common stock on that date.

(7) Mr. Senter began his employment with us in February 1997.

(8) As of December 31, 1998, Mr. Boggs held an aggregate of 9,375 shares of restricted stock valued at $188,091, based upon the $20.063 per share fair market value of the common stock on that date.

(9) As of December 31, 1998, Mr. Nagle held an aggregate of 1,500 shares of restricted stock valued at $30,095, based upon the $20.063 per share fair market value of the common stock on that date.

EMPLOYMENT AGREEMENTS

    We have employment agreements with the following executive officers:

    WILLIAM L. GENTZ, President and Chief Executive Officer. Mr. Gentz's agreement expires on June 1, 1999, but automatically renews in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of June 1, 1994 at $275,000 annually, plus benefits and incidentals generally provided to officers, and is thereafter determined by the Board. Mr. Gentz's annual salary was increased to $287,500 effective August 1, 1995. If we terminate Mr. Gentz's employment other than for cause, we are obligated to pay his salary and benefits for the then-remaining term of his agreement. This termination benefit shall be a minimum of two years' salary. In the event of a change in control of Superior National, Mr. Gentz would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

    ARNOLD J. SENTER, Executive Vice President and Chief Operating Officer. Mr. Senter's agreement expired on February 17, 1999, but was renewed under a provision providing that the agreement would automatically renew in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His salary was set as of February 17, 1997 at $200,000 annually, plus benefits and incidentals generally provided to officers, and is thereafter determined by the Board. If we terminate Mr. Senter's employment other than for cause, we are obligated to pay his salary and benefits for the then-remaining term of his agreement. This termination benefit shall be a minimum of two years' salary. In the event of a change in control of Superior National, Mr. Senter would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

    J. CHRIS SEAMAN, Executive Vice President and Chief Financial Officer. Mr. Seaman's agreement expires on June 1, 1999, but automatically renews in one-year increments unless notification of non-renewal is given sixty days prior to the expiration of the then-current term. His annual salary under the agreement is $200,000, plus benefits and incidentals generally provided to officers, and is thereafter determined by the Board. If we terminate Mr. Seaman's employment other than for cause, we are obligated to pay his salary and benefits for the then-remaining term of his agreement. This termination benefit shall be a minimum of two years' salary. In the event of a change in control of Superior National, Mr. Seaman would be deemed terminated without cause and his employment agreement would be deemed to have a three-year remaining term.

    EDWARD C. SHOOP, Senior Vice President and Chief Actuary. Mr. Shoop's agreement expires on October 6, 1999 and provides that, if his employment is terminated as a result of a change in control, we will be obligated to pay his salary and benefits for two years from the date of his termination.

    DORIS K.T. LAI, Vice President--Finance and Treasurer. Ms. Lai's agreement is open-ended. Her compensation and benefits are determined by the Board. If we terminate Ms. Lai's employment other than for cause, we are obligated to pay her salary and benefits for one year from the date of the termination. Ms. Lai's agreement does not provide any special rights in the event of a change in control.

CHANGE IN CONTROL ARRANGEMENTS

    In addition to the rights described above with respect to Messrs. Gentz, Senter, Seaman, and Shoop, the only change in control arrangements that we have are in our stock incentive plans. Under the terms of our 1986 Plan, in a reorganization, merger, or consolidation in which Superior National does not survive or in which a change in control takes place, unless replacement options to purchase stock in the new or recapitalized entity are offered, all option holders will have thirty days to exercise their outstanding options, excluding those that have then not yet vested. Under the terms of our 1995 Plan, under similar circumstances, the Compensation Committee may, in its discretion, allow each person holding an option or share of restricted stock who did not receive a replacement equity incentive grant to exercise that option without regard to its vesting provisions, or to retain that share of restricted stock without regard to Superior National's repurchase right.

EQUITY INCENTIVE GRANTS

    Officers, key employees, including directors who are key employees, and consultants chosen by the Compensation Committee are eligible to participate in our 1995 Plan.

    Under our 1995 Plan, officers, key employees, and consultants of ours or our subsidiaries may be granted options to purchase shares of our common stock or they may be given the opportunity to purchase shares of our restricted stock. Our 1995 Plan allows us to grant both options that qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code and those that do not, referred to as nonqualified stock options. Our 1995 Plan also allows us to issue shares of restricted stock that we can repurchase upon the occurrence of certain events such as the termination of a participant's employment. Our repurchase right expires over time following the grant date of the restricted stock.

    Our 1986 Plan allowed us to issue to employees of ours and our subsidiaries nonqualified stock options and rights to purchase shares of common stock. The Board terminated the purchase right aspect of the 1986 Plan in 1989. Following our adoption of the 1995 Plan, the Board of Directors decided to make no further grants under the 1986 Plan.

STOCK PURCHASE PLAN

    Under our Employee Stock Purchase Plan, which became effective January 1, 1999, we have made available for sale to our employees a total of 500,000 shares of our common stock. A committee that our Board designates will administer the plan and we intend for it to qualify as an employee stock purchase plan within the meaning of the Internal Revenue Code. Any employee of Superior National, or of a designated subsidiary, whom we have employed for at least thirty continuous days and whom we have scheduled to work regularly at least twenty hours per week may participate.

    Under the plan, at least fifteen days before the beginning of each calendar quarter, an employee must designate either a fixed dollar amount or a fixed percentage of his or her compensation which we will withhold from his or her paycheck throughout the forthcoming calendar quarter. During that quarter, the employee may not change this designated amount although he or she may elect, at any time, to withdraw from the plan. An employee may contribute up to $25,000 during each calendar year with a minimum contribution per payroll period of $10. We deposit these funds into separate accounts for each employee and on or about the end of each calendar quarter, based upon the end of our payroll period, automatically purchase shares of our common stock using the accumulated amounts. The price of each share purchased under the plan is the lesser of 85% of the closing price of our common stock on Nasdaq on either the first day or the final day of this purchase period.

    Our Board may amend or terminate the plan at any time, except as to then outstanding rights to purchase common stock under the plan. However, our stockholders must approve any change that pertains either to the class of employees who may participate or to the maximum number of shares that employees may purchase under the plan.

OPTION GRANTS IN 1998

    The following table provides information on options we granted during 1998 to each executive officer named in the Summary Compensation table set forth above under "--Executive Compensation."

                                                      INDIVIDUAL GRANTS
                                --------------------------------------------------------------
                                                    PERCENTAGE OF                                  POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF            TOTAL                                                 ASUMED
                                  SECURITIES        OPTIONS/SARS       EXERCISE                        ANNUAL RATES OF STOCK
                                  UNDERLYING         GRANTED TO         OR BASE                  PRICE APPLICATION FOR OPTION TERM
                                 OPTIONS/SARS       EMPLOYEES IN         PRICE     EXPIRATION   -----------------------------------
NAME                              GRANTED(#)       FISCAL YEAR(%)      ($/SH)(1)      DATE        0%(2)     5%($)(3)     10%($)(3)
------------------------------  ---------------  -------------------  -----------  -----------  ---------  -----------  -----------
William J. Gentz..............            --                 --               --           --          --          --           --
J. Chris Seaman...............            --                 --               --           --          --          --           --
Arnold J. Senter..............        12,500(4)             5.5           16.375     02/24/08          --     128,728      326,210
               ...............        15,000(4)             6.6           16.875     11/20/08          --     159,190      403,405
Thomas I. Boggs, Jr...........         3,000(4)             1.3           16.375     02/24/08          --      30,895       78,290
Robert E. Nagle...............         5,000(4)             2.2           16.375     02/24/08          --      51,491      130,484

------------------------------

(1) Represents the fair market value of the underlying shares of common stock at the time of the grant.

(2) Unless our common stock price increases, which will benefit all stockholders commensurately, an option holder will realize no gain.

(3) Represents the value of the shares of common stock issuable upon the exercise of the option, assuming the stated rates of price appreciation for ten years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. The 5% and 10% rates are established by the SEC as examples only and are not intended to forecast future appreciation in the common stock price.

(4) Represents a ten-year, incentive stock option grant, vesting at a rate of 20% per year for five years from the date of grant, granted under the 1995 Plan.

OPTION EXERCISES AND YEAR-END VALUE

    The following table sets forth information about the aggregate number of options exercised during 1998 by each executive officer named in the Summary Compensation table set forth above under "--Executive Compensation," and about outstanding options that each of these officers held on December 31, 1998.

                                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                           UNDERLYING             IN-THE-MONEY OPTIONS/SARS
                                       NUMBER OF                   UNEXERCISED OPTIONS/SARS AT               AT
                                        SHARES                         FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                                      ACQUIRED ON       VALUE     -----------------------------  ---------------------------
NAME                                  EXERCISE(#)    REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----------------------------------  ---------------  -----------  -----------------------------  ---------------------------
William L. Gentz..................            --             --            47,415/39,685            $    681,051/$489,226
J. Chris Seaman...................                                         57,619/28,019                  851,975/322,232
Arnold J. Senter..................            --             --             5,000/47,500                   43,415/267,578
Thomas I. Boggs, Jr...............            --             --            11,471/16,447                  165,120/186,830
Robert E. Nagle...................            --             --             2,426/10,010                    32,138/77,530

------------------------

(1) Uses a fair market value at December 31, 1998 of $20.063 per share, with the aggregate exercise price deducted from the total value of the common stock underlying the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, the Compensation Committee consisted of Messrs. Noble, Cooper, and Germain, each of whom is a non-employee director. Mr. Cooper is an employee of IIA, which we paid $250,000 in 1998 for investment banking and financial consulting services. Mr. Germain is an officer of Zurich Centre Group, LLC and CIC. CIC and several affiliates of Zurich Centre Group, LLC were involved in transactions with Superior National during 1998 involving payments in excess of $60,000. See "Certain Relationships and Related Transactions."

    During 1998, no officers participated in deliberations of the Compensation Committee concerning executive officer compensation, except Mr. Gentz, our President and Chief Executive Officer.

SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS

    The table below sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 1999 by each person we know to own beneficially more than 5% of the outstanding shares of our common stock.

                          PRINCIPAL BENEFICIAL OWNERS

NAME AND ADDRESS                                                SHARES       PERCENT(1)
------------------------------------------------------------  ----------- ----------------
"IP II" ....................................................    5,276,960(2)           29.42%
  Capital Z Financial Services Fund II, L.P.
  One Chase Manhattan Plaza
  New York, New York 10005

"IP Delaware" ..............................................    4,554,895(3)           25.07
  Insurance Partners, L.P.
  201 Main Street
  Suite 2600
  Ft. Worth, Texas 76102

"IP Bermuda" ...............................................    2,055,098(4)           11.40
  Insurance Partners Offshore (Bermuda), L.P.
  Cedar House
  41 Cedar Avenue
  P.O. Box HM 1179
  Hamilton HM HX, Bermuda

"IIA" ......................................................    1,230,149(5)            6.42
  International Insurance Advisors, Inc.
  One Chase Manhattan Plaza
  44th Floor
  New York, New York 10005

"TJS" ......................................................      986,406(6)            5.44
  TJS Partners, L.P.
  115 East Putnam Avenue
  Greenwich, Connecticut 06830

"Centre Solutions" .........................................      974,484(7)            5.15
  Centre Solutions (Bermuda) Limited
  One Victoria Street
  Seventh Floor
  Hamilton HM HX, Bermuda

------------------------

(1) Percent ownership is based on 17,936,291 shares of common stock outstanding on April 30, 1999, plus any shares issuable with respect to warrants held by the entity in question that may be exercised within 60 days after April 30, 1999.

(2) Robert A. Spass and Bradley E. Cooper, who are directors of Superior National, are officers of Capital Z Partners, Ltd. ("Capital Z"), the ultimate general partner of IP II. In addition,

    Messrs. Spass and Cooper each owns 9.9% of the voting capital stock of Capital Z. No person or entity owns 10% or more of the voting capital stock of Capital Z. Messrs. Spass and Cooper each disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all shares of our common stock that are beneficially owned by IP II. Some members of our management are investors in an investment fund that is a limited partner of IP II.

(3) Includes 229,754 shares issuable upon exercise of warrants. Robert A. Spass and Steven B. Gruber, who are directors of Superior National, are the President and a Vice President, respectively, of the ultimate general partner of IP Delaware. Mr. Spass owns 40% and Messrs. Gruber and Daniel L. Doctoroff each owns 30% of the voting capital stock of the ultimate general partner of IP Delaware. In addition, Messrs. Spass, Gruber, Doctoroff, and Bradley E. Cooper, a director of Superior National, own direct or indirect limited partnership interests in some of the limited partnerships that are the direct or indirect general partners of IP Delaware. Messrs. Spass, Gruber, Cooper, and Doctoroff each disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the warrants and all shares of our common stock beneficially owned by IP Delaware. See "Certain Relationships and Related Transactions--Sale of Common Stock to the IP Partnerships and Limitations on Related Party Control of Superior National," regarding restrictions on IP Delaware's ability to acquire additional equity securities of Superior National.

(4) Includes 93,206 shares issuable upon exercise of warrants. Robert A. Spass and Steven B. Gruber, who are directors of Superior National, are the President and a Vice President, respectively, of the ultimate general partner of IP Bermuda. Robert A. Spass owns 40% and Messrs. Gruber and Doctoroff each owns 30% of the voting capital stock of the ultimate general partner of IP Bermuda. In addition, Messrs. Spass, Gruber, and Doctoroff and Bradley E. Cooper, a director of Superior National, own direct or indirect limited partnership interests in some of the limited partnerships that are the direct or indirect general partners of IP Bermuda. Messrs. Spass, Gruber, Cooper, and Doctoroff each disclaims beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the warrants and all shares of our common stock beneficially owned by IP Bermuda. See "Certain Relationships and Related Transactions--Sale of Common Stock to the IP Partnerships and Limitations on Related Party Control of Superior National," regarding restrictions on IP Bermuda's ability to acquire additional equity securities of Superior National.

(5) Represents warrants to purchase shares of common stock that are subject to a revocable agency relationship that IIA has with Centre Solutions and the limited partners and the general partner of International Insurance Investors, L.P. As agent, IIA has the revocable authority to exercise rights set forth in the warrants and to vote any shares of common stock issuable upon exercise of the warrants. Robert A. Spass, a director of Superior National, is an officer of IIA and, as such, has the authority to exercise these rights. See "Certain Relationships and Related Transactions--Sale of Common Stock to the IP Partnerships and Limitations on Related Party Control of Superior National," regarding restrictions on IIA's ability to acquire additional equity securities of Superior National.

(6) Includes 186,406 shares issuable upon exercise of warrants. TJS Corporation and its controlling stockholder, sole director, and executive officer, Thomas J. Salvatore, are the general partners of TJS Management, L.P., the general partner of TJS. TJS Corporation, Mr. Salvatore, and TJS Management, L.P. exercise voting control and dispositive power over all warrants and shares of common stock owned by TJS and are the beneficial owners of all those securities. The information contained in this footnote is based, in part, on an Amendment No. 3 to Schedule 13D/A that was filed by TJS and others with the SEC in December 1998.

(7) Represents warrants to purchase 395,128 shares of common stock held by Centre Solutions and warrants to purchase 579,356 shares of common stock held by CentreLine. The warrants held by Centre Solutions are subject to IIA's revocable agency relationship, which is described in footnote 5 above. CentreLine is an affiliate of Centre Solutions. Tara Leonard and Paul Hellmers are directors and officers of Centre Solutions and CentreLine and Richard Weech is an officer of both entities.

    Messrs. Hellmers and Weech and Ms. Leonard disclaim any beneficial interest in the warrants held by Centre Solutions and CentreLine and the shares of common stock issuable upon their exercise. However, as officers and/or directors of both Centre Solutions and CentreLine, they share voting and/or investment power over these securities (subject to IIA's agency relationship with respect to the warrants held by Centre Solutions). See "Certain Relationships and Related Transactions--Sale of Common Stock to the IP Partnerships and Limitations on Related Party Control of Superior National," regarding restrictions on Centre Solution's and CentreLine's ability to acquire additional equity securities of Superior National. The reported number of shares issuable upon exercise of warrants does not include warrants to purchase 75,262 shares of common stock held by International Insurance Investors, L.P. (subject to IIA's revocable agency relationship) in reserve for the payment by Centre Solutions to IIA and Centre Reinsurance Limited ("Centre Re") of their incentive fee under International Insurance Investors, L.P.'s investment advisory agreements with IIA and Centre Re.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of our common stock on April 30, 1999 by (1) each director and the executive officers named in the Summary Compensation table set forth under "--Executive Compensation" and (2) all directors and executive officers as a group.

                            OWNERSHIP OF MANAGEMENT

NAME                                                 SHARES        PERCENT(1)
--------------------------------------------------  --------       ----------

William L. Gentz..................................   260,175(2)         1.45%

J. Chris Seaman...................................   393,449(3)         2.18

Arnold J. Senter..................................    39,730(4)        *

Thomas I. Boggs, Jr...............................    64,940(5)        *

Robert E. Nagle...................................    28,315(6)        *

Thomas J. Jamieson................................       300(7)        *

Gordon E. Noble...................................     1,200           *

C. Len Pecchenino.................................    14,250           *

Robert A. Spass...................................    43,041(8)        *

Craig F. Schwarberg...............................     2,790(9)        *

Bradley E. Cooper.................................    21,343(10)       *

Steven D. Germain.................................    10,160(11)       *

Steven B. Gruber..................................        --(12)          --

Roger W. Gilbert..................................        --              --

Directors and Executive Officers as a Group (19
  persons)........................................   879,693(13)        4.90%

------------------------

   * Less than 1%

 (1) Percent ownership is based on the 17,936,291 shares of common stock outstanding on April 30, 1999, plus any shares issuable with respect to options or warrants held by the person in question that may be exercised within 60 days after April 30, 1999.

 (2) Includes 64,835 shares issuable upon exercise of options that are exercisable within 60 days of April 30, 1999, and 37,356 shares of restricted stock awarded under our 1995 Plan, 27,331 of which remain subject to our repurchase right.

 (3) Includes 58,795 shares issuable upon exercise of warrants and 66,747 shares issuable upon exercise of options, each of which is exercisable within 60 days of April 30, 1999, and 31,447 shares of restricted stock awarded under our 1995 Plan, 23,524 of which remain subject to our repurchase right.

 (4) Includes 12,500 shares issuable upon exercise of options that are exercisable within 60 days of April 30, 1999, and 7,284 shares of restricted stock awarded under our 1995 Plan, all of which are subject to our repurchase right.

 (5) Includes 17,054 shares issuable upon exercise of options that are exercisable within 60 days of April 30, 1999, and 9,375 shares of restricted stock awarded under our 1995 Plan, 6,234 of which remain subject to our repurchase right.

 (6) Includes 4,911 shares issuable upon exercise of options that are exercisable within 60 days of April 30, 1999, and 1,500 shares of restricted stock awarded under our 1995 Plan, 1,162 of which remain subject to our repurchase right.

 (7) Represents shares owned of record by Jaco Oil Company, which is controlled by Mr. Jamieson.

 (8) Includes 8,000 shares of common stock owned directly by Mr. Spass. Also includes (1) warrants to purchase 32,825 shares of common stock held by Mr. Spass and (2) warrants to purchase 7,216 shares of common stock owned by Mr. Spass that are subject to IIA's revocable agency relationship, which is described in footnote 5 of the preceding "Principal Beneficial Owners" table. Also see footnotes 2 through 5 of the same table for information on Mr. Spass' relationship to IP II, IP Delaware, IP Bermuda, and IIA.

 (9) Represents warrants to purchase common stock that are subject to a revocable agency relationship with IIA, which is described in footnote 5 of the preceding "Principal Beneficial Owners" table.

 (10) Includes 4,000 shares of common stock owned directly by Mr. Cooper. Also includes (1) warrants to purchase 16,413 shares of common stock and (2) warrants to purchase 930 shares of common stock that are subject to a revocable agency relationship with IIA, which is described in footnote 5 of the preceding "Principal Beneficial Owners" table. Also see footnotes 2, 3, and 4 of the same table for information on Mr. Cooper's relationship to IP II, IP Delaware and IP Bermuda.

 (11) Represents (1) 8,400 shares of common stock owned directly and (2) 1,760 shares of common stock owned indirectly as custodian for the benefit of his children.

 (12) See footnotes 3 and 4 to the preceding "Principal Beneficial Owners" table for information concerning Mr. Gruber's relationship to IP Delaware and IP Bermuda.

 (13) Includes (1) 118,969 shares issuable upon exercise of warrants and (2) 171,797 shares issuable upon exercise of options, all of which are exercisable within 60 days of April 30, 1999. Also includes 86,962 shares of restricted stock awarded under our 1995 Plan, 65,535 of which remain subject to our repurchase right. See footnotes 2, 3, 4 and 5 to the preceding "Principal Beneficial Owners" table for information on several of the directors' relationships to some of the principal beneficial owners of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH IIA

    Messrs. Spass and Cooper, who are directors of Superior National, are employees of IIA. Mr. Spass is also an officer and director of IIA. Mr. Schwarberg, who is a director of Superior National, is a former employee of IIA. We paid $250,000 to IIA during 1998 for investment banking and financial consulting services. We made this payment under a consulting agreement that we entered into with IIA in 1992. This agreement will terminate at the end of 1999. See the preceding "Principal Beneficial Owners" table for information concerning IIA's beneficial ownership of shares of our common stock.

TRANSACTIONS WITH AFFILIATES OF ZURICH CENTRE GROUP HOLDINGS LIMITED

    Zurich Centre Group Holdings Limited ("ZCGH"), Centre Solutions, CentreLine, CIC, ZC Insurance Company ("ZCIC"), and Zurich Reinsurance (North America), Inc. ("ZRNA") are affiliates of each other.

    Mr. Germain, who is a director of Superior National, is an officer of Zurich Centre Group, LLC, a company that provides management services to certain member companies within the group of companies controlled by Centre Reinsurance Holdings Limited, an affiliate of ZCGH, and an officer and director of CIC. From June 1988 through November 1998, Mr. Germain was a director of and held various senior officer positions, including Senior Vice President, General Counsel and Secretary, with Centre Reinsurance Limited, CentreLine, and Centre Solutions. See the preceding "Principal Beneficial Owners" table for information concerning Centre Solutions' and CentreLine's beneficial ownership of shares of our common stock.

  FINANCING TRANSACTIONS

    Effective June 11, 1998, ZRNA advanced to SNIC $5.5 million of a reinsurance commutation amount to be paid to SNIC in July 1998. SNIC used the proceeds of the advance to purchase shares of our common stock from a director and for other investments. See "--Purchase of Common Stock by SNIC from Thomas J. Jamieson, Director." ZRNA received interest on the funds that it advanced at short-term borrowings rates.

  REINSURANCE

    Under a 1993 aggregate excess of loss reinsurance contract, we owe Centre Reinsurance International Company ("Centre International"), an affiliate of ZCGH, $45.0 million of funds withheld premiums, and Centre International owes us $45.0 million of experience refunds, neither of which have been accruing interest or accreting since June 30, 1996. Because Superior National and Centre International enjoy the right of offset under this contract, the two amounts offset to zero in the balance sheet. This contract has no further economic effect on either us or Centre International, and we will neither receive from nor pay to Centre International any cash at the future commutation date of the contract.

    Effective January 1, 1994, SNIC entered into the "ZRNA Quota-Share." Under the ZRNA Quota-Share, ZRNA may provide SNIC and Superior Pacific Casualty Company ("SPCC"), subsidiaries of ours, with an Assumption of Liability Endorsement facility ("ALE"), or, effective January 1, 1997, SNIC and SPCC may write directly on policy forms of ZCIC (the "ZCIC Underwriting Agreement"). The ceding rate under the contract was 20% for 1994, and we and ZRNA agreed to reduce the quota-share participation to 5% for 1995 and 1996. Further, Superior National received ceding commissions ranging between 22.5% and 24.5% for premiums ceded to ZRNA under the 1994-1997 contracts. The purpose of the ceding commission is to cover SNIC's and SPCC's cost of acquiring new business and may be changed as a result of changes in market conditions on a quarterly basis.

    Effective January 1, 1997, the terms of the ZRNA Quota-Share were amended to increase ZRNA's participation from 5% of premiums written in 1996 to 6.5% in 1997. In exchange for the increased participation, ZRNA no longer received a separate fee for policies written on ALEs, but received an additional 2% of premiums written on ZCIC Underwriting Agreement policies only.

    Effective January 1, 1998, the terms of the ZRNA Quota-Share again were amended to increase the ceding commission to 27.5% for non-ZCIC policies and on ALE premium. The ceding commission on ZCIC policies remained at 20%. Further, the additional 2% of premium paid to ZCIC for its underwriting was eliminated.

    Effective June 30, 1998, SNIC entered into an agreement with ZRNA to settle and commute all obligations and liabilities known and unknown associated with the ZRNA Quota-Share contract and its related ALE facility for the contract years incepting January 1, 1994 through 1997. ZRNA paid SNIC $5.6 million and SNIC reassumed from ZRNA all of its workers' compensation claim and allocated claim adjustment expense reserves previously ceded to ZRNA for contract years 1994 through 1997.

    Effective July 1, 1998, SNIC and SPCC entered into an Aggregate Excess of Loss Agreement with ZRNA. SNIC and SPCC will cede to ZRNA $11.0 million of claim and allocated claim adjustment expenses for each 12-month period ended June 30, 1999 through June 30, 2001 to the extent SNIC's and SPCC's claim and allocated claim adjustment expenses exceed 105% of earned premium during this 12-month period. SNIC and SPCC paid ZRNA cash and securities with a fair market value of $15.6 million during 1998, and will pay ZRNA eight installments of $1.4 million at the beginning of each quarter beginning January 1, 1999. This agreement is accounted for as a deposit due to the absence of certain risk transfer factors under the terms of the agreement. SNIC and SPCC receive an interest credit from ZRNA on the premium paid, and will receive the balance of a notional experience account from ZRNA when the contract is commuted. The balance of the deposit at December 31, 1998 was $16.1 million, including advance reinsurance premiums of $2.8 million.

    Effective June 30, 1997, SNIC entered into a contract with ZRNA. ZRNA assumed $10.0 million of reserves associated with claims open for future medical payments from SNIC in consideration of $1.0 million in cash and the assignment of SNIC's rights of contribution and subrogation recoveries during the term of the contract. In 1997, the contract was accounted for as a deposit and no gain would be recognized until net cash payments from ZRNA are greater than SNIC's $1.0 million premium. Effective December 31, 1998, the contract was commuted and ZRNA paid SNIC $250,000 to commute and settle all obligations and liabilities associated with this contract.

    Effective October 1, 1998, SNIC entered into a contract with Centre Reinsurance (U.S.) Limited ("Centre US") under which SNIC assumed $30.0 million of property and casualty reserves from Centre US in return for cash consideration of $28.9 million. The contract was commuted effective December 15, 1998, at which time SNIC paid Centre US $30.5 million and Centre US reassumed all of the reserves ceded to SNIC.

  CLAIM SEVERITY MANAGEMENT PROGRAM

    Effective December 31, 1997, we entered into agreements with Risk Enterprise Management Limited ("REM") and ZRNA, affiliates of ZCGH, to provide claim management services for our claim severity management program. Under this program, REM, acting as a third party administrator, provides claim processing and management services to SNIC and SPCC, and ZRNA provides SNIC and SPCC with protection predicated on REM's ability to reduce SNIC and SPCC's claim severity. We may terminate the contract with six months notice after the initial three-year term of the contract, with a penalty that will not exceed $250,000 plus REM's reasonable expenses to unwind the agreement. The total costs of this program to us is expected to be approximately the same as our regular claim management functions would have cost us over the expected five-year life of the program. We believe our operating costs would have been similar had we not determined to pursue the program, while our claim severity risk has been reduced. In 1998 we paid an aggregate of $8.3 million to REM and ZRNA under the terms of the program.

  SALE OF BICO; ISSUANCE OF WARRANTS; UNDERWRITING ARRANGEMENT WITH CIC

    In mid-December 1998, we sold Business Insurance Company ("BICO") to Centre Solutions Holdings (Delaware) Limited ("Centre Holdings") for approximately $11.7 million. We arrived at the BICO purchase price by means of arm's length bargaining with Centre Holdings. BICO was a subsidiary of BIG, both of which we acquired in early December 1998 along with California Compensation Insurance

Company ("CalComp"), Combined Benefits Insurance Company and Commercial Compensation Insurance Company. An additional $0.6 million of the purchase price was withheld by Centre Holdings and, subject to possible downward adjustments specified in the purchase agreement, will be paid to us in September 1999. Prior to the sale of BICO, under the terms of the Loss Portfolio Transfer and 100% Quota Share Reinsurance Contract among BICO, CalComp and SNIC, CalComp, as the reinsurer, assumed BICO's insurance business (excluding BICO's licenses and statutory capital) and liabilities, and received assets with the fair market value equal to the liabilities assumed. SNIC unconditionally guarantees the performance and payment of CalComp's obligations under this contract.

    Effective December 18, 1998, CalComp entered into a 100% Quota Share Reinsurance Agreement with CIC (formerly BICO) in support of an underwriting arrangement with SN Insurance Services, Inc. ("SNIS"), a subsidiary of Superior National, under which CIC will provide SNIS with the ability to issue policies on CIC policy forms. Under this agreement CalComp assumes from CIC, for a fee of 2.5% of written premium, all of the premium and claims and underwriting expenses associated with insurance policies written on CIC policies. SNIS will underwrite and price the policies, bear the expense of settling all of the claims incurred on the policies, and be responsible for all of the underwriting expenses associated with the policies. Superior National receives several benefits from this arrangement with CIC. Policyholders evaluate the creditworthiness of their insurance policy based on the rating of the company issuing the policy. In this case, CIC should ultimately have a rating similar to that of Centre Solutions, which will be a higher rating than Superior National's "B++" rating from A.M. Best. In addition, Superior National will be able to use CIC's extensive rate and form filings throughout the United States. It would be extremely time consuming and expensive for Superior National to refile all of CIC's rates and forms. The total amount of premium that Superior National can underwrite through CIC is currently limited to $50.0 million of annual gross written premium.

    Centre Holdings is an affiliate of ZCGH and ZCGH is an affiliate of CentreLine and Centre Solutions, both of which have invested in our securities. In addition, several affiliates of ZCGH are significant investors in IP II, IP Delaware and/or IP Bermuda. IP II, IP Delaware, and IP Bermuda purchased a significant percentage of the common stock we sold to finance our acquisition of BIG. See "--Sale of Common Stock to the IP Partnerships and Limitations on Related Party Control of Superior National" below.

    In December 1998, we issued warrants to purchase 205,520 shares of common stock to Zurich Centre Group Holdings Limited, which is an affiliate of ZCGH. The warrants have an exercise of $16.75 per share and expire on December 10, 2003. These warrants represented a portion of the warrants to purchase an aggregate of 734,000 shares of common stock that we simultaneously issued to IP Delaware, IP Bermuda, and to designees of the general partner of IP II in connection with our December 1998 sale of common stock to help fund our acquisition of BIG. See "--Sale of Common Stock to the IP Partnerships and Limitations on Related Party Control of Superior National" below for additional information concerning these warrants.

  PURCHASE OF COMMON STOCK BY SNIC FROM THOMAS J. JAMIESON, DIRECTOR

    Effective June 11, 1998, SNIC agreed to purchase an aggregate of 245,000 shares of our common stock from Thomas J. Jamieson, who is a director of Superior National, and Jaco Oil Company, an entity controlled by Mr. Jamieson. The price per share paid was $21.00, for total consideration of $5,145,000. The closing sales price per share of common stock on June 10, 1998 was $22.88. The common stock purchased by SNIC is held as an investment on a GAAP basis. The Board of Directors, with disclosure of the conflicts of interest of Mr. Jamieson, and also Mr. Germain, due to ZRNA's advance of funds discussed above, unanimously approved SNIC's purchase of our common stock from Mr. Jamieson and Jaco Oil Company.

SALE OF COMMON STOCK TO THE IP PARTNERSHIPS AND LIMITATIONS ON RELATED PARTY
  CONTROL OF SUPERIOR NATIONAL

  SALE OF COMMON STOCK TO THE IP PARTNERSHIPS

    In December 1998, we privately sold approximately $158 million of our common stock to IP II, IP Delaware, and IP Bermuda. At the same time we also completed our public rights offering under which we offered subscription rights to purchase our common stock to all of our stockholders (except for IP Delaware and IP Bermuda), warrant holders and to holders of our stock options and shares of restricted stock. Those directors and executive officers of Superior National who owned common stock and warrants, by virtue of these holdings, had the opportunity to purchase shares of common stock in the rights offering. These offerings provided a significant portion of the financing we needed to purchase BIG.

    Robert A. Spass and Bradley E. Cooper, who are directors of Superior National, are officers of the ultimate general partner of IP II and each owns 9.9% of its voting capital stock. In addition, some members of our management, including William L. Gentz, Arnold J. Senter, and J. Chris Seaman, are investors in an investment fund that is a limited partner of IP II.

    Mr. Spass and Steven B. Gruber, who is a director of Superior National, are executive officers of the ultimate general partner of IP Delaware and IP Bermuda. In addition, Messrs. Spass, Gruber, and Cooper own direct or indirect limited partnership interests in some of the limited partnerships that are the direct or indirect general partners of IP Delaware and IP Bermuda.

    The Board of Directors, without Messrs. Spass, Gruber, and Cooper, who disclosed their conflict of interest, withdrew from the discussion, and abstained from the voting, unanimously approved the terms of the sale of common stock to the IP partnerships.

    Under the terms of our stock offering to the IP partnerships, they agreed to purchase 5,611,940 shares of our common stock at $16.75 per share, for a total of $94.0 million. They also agreed to provide a standby commitment under which they would purchase up to an additional 6,328,358 shares of common stock at $16.75 per share in an amount of shares necessary to bring the total proceeds of the private sale to the IP partnerships and the public sale of common stock under the rights offering to $200.0 million. Our independent directors, on behalf of Superior National, negotiated the $16.75 subscription price and the terms of the stock purchase agreement governing the sale to the IP partnerships. Because the $16.75 price equaled the subscription price in the rights offering and this price was set with the intention of inducing participation by our stockholders, the $16.75 price represented a discount to the market price of our common stock at the time the price was determined.

    On December 10, 1998 the IP partnerships exercised their standby commitment, which, combined with the minimum number of shares of common stock they agreed to purchase, resulted in (1) IP II purchasing 5,276,960 shares of common stock for $88.4 million, (2) IP Delaware purchasing 2,949,594 shares of common stock for $49.4 million, and (3) IP Bermuda purchasing 1,196,588 shares of common stock for $20.0 million.

    On December 10, 1998 we paid a commitment fee to the IP partnerships in the form of warrants to purchase an aggregate of 734,000 shares of common stock at $16.75 per share for agreeing to provide the standby commitment. The warrants expire on December 10, 2003. IP II assigned 205,520 of the warrants it was entitled to receive to Zurich Centre Group Holdings Limited as compensation for its providing certain financing commitments to the IP partnerships under the stock purchase agreement. We paid this commitment fee by issuing (1) 229,754 warrants to IP Delaware, (2) 93,206 warrants to IP Bermuda, (3) 205,520 warrants to Zurich Centre Group Holdings Limited, and (4) 205,520 warrants to various principals and designees of the ultimate general partner of IP II. Robert A. Spass and Bradley E. Cooper, who are directors of Superior National and officers and equity holders of that general partner, received 32,825 warrants and 16,413 warrants, respectively, from the general partner. See footnotes 2, 3 and 4 to the preceding "Principal Beneficial Owners" table for additional information concerning the relationship of Messrs. Spass, Gruber, and Cooper to IP Delaware, IP Bermuda, and IP II.

    In connection with our stock offering to the IP partnerships, we also entered into a Registration Rights Agreement under which we agreed to provide the IP partnerships and some of their affiliates with registration rights that allow them to require Superior National to prepare and file with the SEC registration statements under the Securities Act covering the public offer and sale of shares they hold and to use its best efforts to cause these registration statements to be declared effective. We also agreed under this agreement to provide these same stockholders with customary "piggyback" registration rights that allow them to register shares if and when Superior National proposes to sell any of its common stock to the public in a transaction registered under the Securities Act. This agreement superseded an earlier Registration Rights Agreement that we entered into in 1996 with IP Delaware and IP Bermuda that contained similar provisions.

    In addition, we paid to designees of the IP partnerships fees totaling $3.9 million in consideration of the IP partnerships providing us with the opportunity to undertake the BIG acquisition, originating a portion of the financing for the acquisition, and assisting us in negotiating the terms of the acquisition.

  LIMITATIONS ON RELATED PARTIES CONTROL OF SUPERIOR NATIONAL

    The stock purchase agreement governing the terms of the stock sale to the IP partnerships contains, in addition to customary terms and provisions, including customary representations and warranties, covenants, and reciprocal indemnification provisions, several covenants by the IP partnerships that shall remain effective so long as the IP partnerships and their associates beneficially own an aggregate of 15% or more of our common stock on a diluted basis. As used in the stock purchase agreement, the term "associates" means CentreLine, Centre Re, Centre Solutions, IIA, and any person or entity that controls, is under common control with, or is controlled by any of the IP partnerships or those persons or entities, and all individuals who are officers, directors, or control persons of any those entities, including IP II, IP Delaware and IP Bermuda.

    Some of the covenants provide that:

    1. The IP partnerships and their associates will not elect more than five directors or the highest number that is less than a majority of the Board of Directors.

    2. The IP partnerships will not transfer any of their shares of our common stock except in specified types of transactions.

    3. Except for the election of directors, with respect to any other vote of the stockholders of Superior National on a particular matter, if the aggregate number of all shares that are voted in like manner by the IP partnerships and their associates shall be greater than 35% of the total number of shares voted, then those votes that exceed the 35% threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to that matter.

    4. With limited exceptions, the IP partnerships and their associates will not (a) acquire additional shares of our common stock, (b) enter into a business combination involving Superior National, (c) participate in any solicitation of proxies with respect to our common stock, or (d) participate in any group with respect to any of the foregoing.

    Covenant number 4 above may be waived by a two-third majority vote of (1) the directors not affiliated with the IP partnerships or their associates or (2) the stockholders other than the IP partnerships and their associates.

    This stock purchase agreement superseded a previous stock purchase agreement that we entered into in 1996 with IP Delaware, IP Bermuda, and others that contained similar covenants.

PARTICIPATION BY MANAGEMENT IN THE RIGHTS OFFERING

    In approving the rights offering to Superior National's stockholders described above, the Board of Directors decided to allow employees and consultants of Superior National who held stock options and shares of restricted stock to receive similar subscription rights. We distributed to these holders the same form of subscription right issued in the rights offering, including an identical $16.75 subscription price, except that each employee and consultant was required to agree that his or her rights were non-transferable.

    In addition, the Board of Directors authorized Superior National to lend funds to the participants sufficient to pay the purchase price for the common stock and any resulting tax liability if the participant signed a promissory note, and pledged to Superior National, as collateral, stock options, warrants and shares of common stock and restricted stock (including shares of common stock purchased in the rights offering). The amount of money that could be borrowed was limited to 66% of the total value of the collateral that was pledged. The value of a share of our common stock was based on an average of the closing sales price and the value of an option or warrant was equal to this value minus its exercise price. The annual interest rate on the promissory notes is 5.4% and accrued interest is payable on each December 31. The principal amount of each promissory note will be due in a lump sum on the earlier of December 10, 2008, or the date on which the borrower is no longer an employee or consultant of Superior National (unless his or her termination results from death or permanent disability, in which case the payment terms extend). The loan can be partially or entirely prepaid at any time without penalty.

    Under the terms of this pledge, if the amount outstanding under any promissory note (including interest) exceeds the value of the collateral, then the borrower is obligated to either prepay a portion of the promissory note or pledge additional securities as collateral, in either case, in an amount equal to the shortfall. If a borrower decides to sell any of the securities he or she has pledged as collateral, then a portion of the proceeds must be used to pay all accrued and unpaid interest and a percentage of the outstanding principal of the promissory note based upon the number of shares sold and the number of shares purchased with the promissory note. In addition, if a borrower should default under the terms of the pledge, which includes his or her ceasing to be an employee or consultant of Superior National (other than in the case of death or permanent disability), then Superior National shall have the right to sell all or any part of the pledged securities.

    Employees and consultants of Superior National purchased a total of 618,309 shares of common stock under this portion of the rights offering and borrowed a total of $10.4 million from Superior National to pay for them. All of the participants borrowed money from us and pledged to us a sufficient number of stock options, warrants and shares of our common stock and restricted stock. The following table provides information concerning our executive officers and their participation in this offering.

                        EXECUTIVE OFFICER PARTICIPATION

                                                                                            SHARES        AMOUNT
NAME                                                                                       PURCHASED     BORROWED
----------------------------------------------------------------------------------------  -----------  ------------
William L. Gentz........................................................................     120,000   $  2,010,000
J. Chris Seaman.........................................................................     193,828      3,246,619
Arnold J. Senter........................................................................      17,946        300,595
Thomas I. Boggs, Jr.....................................................................      35,191        589,449
Robert E. Nagle.........................................................................      17,920        300,160
Edward C. Shoop.........................................................................       3,592         60,166
Theresa A. Sealy........................................................................       1,106         17,018
Ronald J. Tonani........................................................................       1,698         28,442

               PROPOSAL NO. 2--RATIFICATION OF THE APPOINTMENT OF
                        KPMG LLP AS INDEPENDENT AUDITORS

    The Audit Committee of the Board has selected KPMG LLP as independent public accountants to audit the consolidated financial statements of Superior National and our consolidated subsidiaries for the fiscal year ending December 31, 1999. KPMG LLP has audited our financial statements annually since the fiscal year ended December 31, 1985. A member of that firm is expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If the stockholders do not ratify the selection of KPMG LLP, if it should decline to act or otherwise become incapable of acting, or if its employment is discontinued, the Audit Committee will appoint independent public accountants for the fiscal year ending December 31, 1999. Proxies solicited by the Board will be voted in favor of ratification unless stockholders specify otherwise.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

                                 OTHER BUSINESS

    We are not aware of any other business to be presented at the Annual Meeting. All shares represented by proxies we have solicited will be voted in favor of the proposals described in this Proxy Statement unless the stockholder has otherwise indicated on the form of proxy. If any other matters properly come before the meeting, the proxies we solicited will be voted according to the best judgment of the Board of Directors.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Any stockholder who wishes to present a proposal for action at the 2000 Annual Meeting of Stockholders and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management must notify us no later than February 10, 2000 in such form as required under the rules and regulations promulgated by the SEC.

    Nominations for the Board of Directors of Superior National are required to be made in advance of the 2000 Annual Meeting. Nominations are governed by our bylaws. A copy of our bylaws may be obtained by writing the Senior Vice President, General Counsel, and Secretary of Superior National, Robert E. Nagle, at our principal executive offices.

    If a stockholder proposal is introduced at the 2000 Annual Meeting without any discussion of the proposal in our proxy statement for that meeting, and if the proponent does not notify Superior National on or before April 6, 2000 of his or her intent to raise the proposal at the 2000 Annual Meeting, then proxies received by Superior National for the 2000 Annual Meeting will be voted by the persons named as proxies in their discretion in regard to that proposal.

    Any proposal, notice or request regarding any of the above matters must be in writing and delivered to Robert E. Nagle, Senior Vice President, General Counsel, and Secretary at the principal executive offices of Superior National at 26601 Agoura Road, Calabasas, California 91302.

                            PROXIES AND SOLICITATION

    Proxies for the Annual Meeting are being solicited by mail directly and through brokerage and banking institutions. We will pay all expenses in connection with the solicitation of proxies. In addition to the use of the mails, proxies may be solicited by our directors, officers and regular employees personally or by telephone. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies.

    All stockholders are urged to complete, sign and promptly return the enclosed proxy card.

                                          By Order of the Board of Directors

                                          ROBERT E. NAGLE
                                          SECRETARY

May 20, 1999

Calabasas, California

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 17, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned stockholder of Superior National Insurance Group, Inc., a Delaware corporation ("Superior National"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 20, 1999, and hereby appoints Steven D. Germain, Thomas J. Jamieson, Gordon E. Noble, C. Len Pecchenino, Craig F. Schwarberg, Robert A. Spass, Bradley E. Cooper, William L. Gentz, J. Chris Seaman, Steven B. Gruber, and Roger W. Gilbert, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of Superior National to be held on Thursday, June 17, 1999 at 10:00 a.m., Pacific Time, at Superior National's principal executive offices at 26601 Agoura Road, Calabasas, California, 91302 and at any postponements or adjournments of that meeting, and to vote all shares of common stock at the Annual Meeting the undersigned would be entitled to vote if personally present, on the matters set forth below:

1.  Proposal No. 1--Election of Directors:       For all nominees listed below   Withhold authority
                                                 (except as indicated). / /      for all nominees
                                                                                 listed below. / /
     If you wish to withhold authority for any individual nominee(s), strike a line through his or their name(s) in the list below:

  Steven D. Germain, C. Len Pecchenino, Bradley E. Cooper, Thomas J. Jamieson,
                     Craig F. Schwarberg, William L. Gentz,
 Gordon E. Noble, Robert A. Spass, J. Chris Seaman, Steven B. Gruber, Roger W.
                                    Gilbert

2. Proposal No. 2--Ratification of the Appointment of KPMG LLP as Independent Auditors.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    In their discretion, upon such other matter or matters that may properly come before the meeting or any postponements or adjournments of that meeting.

THIS PROXY WILL BE VOTED AS DIRECTED AND AS THE PROXIES DEEM ADVISABLE ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING. WITH RESPECT TO THE ELECTION OF DIRECTORS, IF NO CONTRARY OBJECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED.

                                             Dated _______________________, 1999
                                             Printed name(s) as shown on Stock
                                             Certificate
                                             ___________________________________
                                             ___________________________________
                                                  Signature of Stockholder

THIS PROXY SHOULD BE MARKED AND SIGNED BY THE STOCKHOLDER(S) EXACTLY AS HIS, HER, THEIR OR ITS NAME APPEARS ON THE STOCK CERTIFICATE AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY TWO PEOPLE (FOR EXAMPLE, AS JOINT TENANTS OR COMMUNITY PROPERTY) BOTH PARTIES SHOULD SIGN.